Exhibit 99.1
Hercules Offshore Announces First Quarter 2010 Results
HOUSTON, April 29, 2010 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $16.0 million, or $0.14 per diluted share, on revenues of $150.8 million for the first quarter 2010, compared with a loss from continuing operations of $4.5 million, or $0.05 per diluted share, on revenues of $223.5 million for the first quarter 2009.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “While our financial results remain depressed following the industry-wide downturn that began in 2008, drilling activity in the U.S. Gulf of Mexico has increased meaningfully over the past two quarters, and bidding activity has remained fairly steady despite the recent pressure on natural gas prices. We remain encouraged by the improving sequential trends in most of our business segments, and given our significant cost reduction measures and skilled workforce, we are well positioned to benefit from the ongoing recovery in the markets we serve.”
Offshore
Domestic Offshore revenues decreased to $29.0 million in the first quarter 2010 from $59.2 million in the comparable period in 2009. This decrease was primarily driven by a reduction in average revenue per rig per day to $35,191 in the first quarter 2010 from $68,497 in the first quarter 2009 as a result of the industry wide downturn that pressured dayrates throughout 2009. Operating expenses declined approximately $15.3 million, or 28%, to $39.2 million in the first quarter 2010 from $54.4 million in the comparable 2009 period primarily as a result of our stacking plan, which resulted in lower labor costs and fewer repair and maintenance expenses. Domestic Offshore recorded an operating loss of $30.1 million for the first quarter 2010 compared to an operating loss of $11.9 million for the first quarter 2009.
International Offshore revenues decreased to $73.4 million in the first quarter 2010 from $103.5 million in the first quarter 2009 as a result of a decline in our utilization to 60.6% from 93.9%, in the same periods, respectively. Utilization was hampered by the Hercules 156 and Hercules 170 which were contracted in the first quarter 2009 but did not work during the first quarter 2010, the recent mobilization of the Hercules 205 and Hercules 206 to the U.S. Gulf of Mexico and the brief period of uncontracted days in January 2010 on Platform 3 prior to commencing a 440-day contract. Average operating expenses per rig per day decreased to $39,953 in the first quarter 2010 from $52,115 in the comparable quarter in 2009 largely as a result of our cost reduction efforts. Operating income decreased to $22.5 million in the first quarter 2010 from operating income of $42.9 million in the prior year period.
Inland
Inland revenues for the first quarter 2010 were $4.8 million, a decrease from $12.9 million in the first quarter 2009, largely due to a decline in average revenue per rig per day to $19,796 from $43,332 during the same periods, respectively, as a result of continued weak demand in the industry. Operating expenses decreased by $14.5 million, or 72%, to $5.7 million in the first quarter 2010 from $20.3 million in the first quarter 2009 as a result of our stacking plan and other cost reduction measures. Our first quarter 2010 operating expenses are net of a $1.8 million gain from the sale of three of our retired barges. Inland general and administrative expense benefitted from the reversal of a $3.5 million balance in allowance for doubtful accounts as the receivable is now expected to be collected in the second quarter 2010. This segment recorded an operating loss of $5.3 million in the first quarter 2010 versus an operating loss of $16.2 million in the first quarter 2009.

Liftboats
Domestic Liftboats generated revenues of $11.4 million in the first quarter 2010 compared to $22.6 million in the first quarter 2009. The decrease in revenue stems from weaker market conditions which led to decreases in both utilization and average revenue per liftboat per day. Utilization decreased to 50.5% during the first quarter 2010 from 63.0% in the first quarter 2009, while average revenue per liftboat per day decreased to $6,626 from $9,270 in the same periods, respectively. Our average revenue per liftboat per day was also adversely impacted due to shift in mix as we moved four of our larger liftboats to West Africa in the fourth quarter 2009. This segment recorded a first quarter 2010 operating loss of $2.6 million compared to operating income of $3.0 million in the first quarter of the previous year.
International Liftboat revenues increased by 39% to $26.0 million in the first quarter 2010 compared to $18.6 million in the first quarter 2009 primarily due to the aforementioned transfer of four vessels to West Africa from the U.S. Gulf of Mexico. Operating days increased to 1,174 in the first quarter 2010 from 918 in the first quarter 2009 and average revenue per liftboat per day increased slightly to $22,114 from $20,307 in the same periods, respectively. Operating income for the segment of $5.3 million during the first quarter 2010 declined from $6.9 million during the first quarter 2009 primarily as a result of shifting, and in some cases, cancellation of certain of our customers’ projects and the amortization of a portion of the deferred mobilization costs associated with the aforementioned vessel transfer.
Income Tax Benefit
The Company’s income tax benefit increased to $26.1 million, for an effective rate of approximately 62% during the first quarter 2010 from $2.8 million, for an effective rate of 39%, during the first quarter 2009. During the quarter, the Company effectively reached a compromise settlement with the Mexican tax authorities of all issues for 2004-2007 in the amount of approximately $10.8 million which we expect to pay in the second quarter. This resulted in a net income tax benefit of approximately $6.2 million during the first quarter 2010.
Liquidity and Capitalization
At March 31, 2010, the Company had unrestricted cash and cash equivalents totaling $130.8 million and unused capacity of $164.8 million under its revolving credit facility. As of March 31, 2010, the Company’s balance sheet reflects total debt of $860.7 million.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, April 29, 2010, to discuss its first quarter 2010 financial results. To participate in the call, dial 866-272-9941 (domestic) or 617-213-8895 (international) and reference access code 23570400 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Thursday, April 29, 2010, beginning at 1:00 p.m. CDT (2:00 p.m. EDT), through Thursday, May 6, 2010. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with access code 88099503. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.

Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$130,797	$140,828
Restricted Cash	7,028	3,658
Accounts Receivable, Net	136,196	133,662
Prepaids	5,958	13,706
Current Deferred Tax Asset	21,766	22,885
Other	15,080	6,675

	316,825	321,414

Property and Equipment, Net	1,881,958	1,923,603
Other Assets, Net	30,796	32,459

	$2,229,579	$2,277,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$4,931	$4,952
Insurance Notes Payable	760	5,484
Accounts Payable	47,791	51,868
Accrued Liabilities	58,921	67,773
Interest Payable	23,179	6,624
Taxes Payable	—	5,671
Other Current Liabilities	35,164	34,229

	170,746	176,601

Long-term Debt, Net of Current Portion	855,728	856,755
Other Liabilities	15,053	19,809
Deferred Income Taxes	223,934	245,799
Commitments and Contingencies

Stockholders’ Equity	964,118	978,512

	$2,229,579	$2,277,476

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$150,849	$223,491

Costs and Expenses:
Operating Expenses	108,636	149,244
Depreciation and Amortization	50,254	48,846
General and Administrative	12,303	16,292

	171,193	214,382

Operating Income (Loss)	(20,344)	9,109

Other Income (Expense):
Interest Expense	(21,739)	(15,789)
Other, Net	(14)	(656)

Loss Before Income Taxes	(42,097)	(7,336)
Income Tax Benefit	26,141	2,825

Loss from Continuing Operations	(15,956)	(4,511)
Loss from Discontinued Operation, Net of Taxes	—	(433)

Net Loss	$(15,956)	$(4,944)

Basic Loss Per Share:
Loss from Continuing Operations	$(0.14)	$(0.05)
Loss from Discontinued Operation	—	(0.01)

Net Loss	$(0.14)	$(0.06)

Diluted Loss Per Share:
Loss from Continuing Operations	$(0.14)	$(0.05)
Loss from Discontinued Operation	—	(0.01)

Net Loss	$(0.14)	$(0.06)

Weighted Average Shares Outstanding:
Basic	114,696	88,002
Diluted	114,696	88,002

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities:
Net Loss	$(15,956)	$(4,944)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	50,254	48,846
Stock-Based Compensation Expense	156	1,965
Deferred Income Taxes	(22,657)	(7,529)
Provision (Benefit) for Doubtful Accounts Receivable	(1,472)	507
Amortization of Deferred Financing Fees	873	1,058
Amortization of Original Issue Discount	1,002	1,315
Non-Cash Loss on Derivatives	3,561	—
Gain on Insurance Settlement	—	(8,700)
(Gain) Loss on Disposal of Assets	(3,013)	216
Excess Tax Benefits from Stock-Based Arrangements	(374)	(3,202)
Net Change in Operating Assets and Liabilities	(12,042)	47,922

Net Cash Provided by Operating Activities	332	77,454

Cash Flows from Investing Activities:
Additions of Property and Equipment	(4,546)	(32,568)
Deferred Drydocking Expenditures	(4,396)	(4,009)
Insurance Proceeds Received	—	8,709
Proceeds from Sale of Assets, Net	3,616	1,960
Increase in Restricted Cash	(3,370)	—

Net Cash Used in Investing Activities	(8,696)	(25,908)

Cash Flows from Financing Activities:
Short-term Debt Repayments	—	(2,455)
Long-term Debt Repayments	(2,050)	—
Excess Tax Benefits from Stock-Based Arrangements	374	3,202
Other	9	(11)

Net Cash Provided by (Used in) Financing Activities	(1,667)	736

Net Increase (Decrease) in Cash and Cash Equivalents	(10,031)	52,282
Cash and Cash Equivalents at Beginning of Period	140,828	106,455

Cash and Cash Equivalents at End of Period	$130,797	$158,737

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Domestic Offshore:
Number of rigs (as of end of period)	25	23
Revenues	$28,962	$59,181
Operating expenses	39,152	54,413
Depreciation and amortization expense	16,539	15,040
General and administrative expenses	3,397	1,668

Operating loss	$(30,126)	$(11,940)

International Offshore:
Number of rigs (as of end of period)	9	12
Revenues	$73,442	$103,452
Operating expenses	34,719	44,141
Depreciation and amortization expense	14,931	15,184
General and administrative expenses	1,306	1,242

Operating income	$22,486	$42,885

Inland:
Number of barges (as of end of period)	17	17
Revenues	$4,751	$12,913
Operating expenses	5,717	20,264
Depreciation and amortization expense	7,506	7,993
General and administrative expenses	(3,165)	900

Operating loss	$(5,307)	$(16,244)

Domestic Liftboats:
Number of liftboats (as of end of period)	41	45
Revenues	$11,443	$22,610
Operating expenses	9,314	14,134
Depreciation and amortization expense	4,200	5,049
General and administrative expenses	495	408

Operating income (loss)	$(2,566)	$3,019

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
International Liftboats:
Number of liftboats (as of end of period)	24	20
Revenues	$25,962	$18,642
Operating expenses	14,462	8,107
Depreciation and amortization expense	4,691	2,384
General and administrative expenses	1,506	1,291

Operating income	$5,303	$6,860

Delta Towing:
Revenues	$6,289	$6,693
Operating expenses	5,272	8,185
Depreciation and amortization expense	1,590	2,284
General and administrative expenses	368	481

Operating loss	$(941)	$(4,257)

Total Company:
Revenues	$150,849	$223,491
Operating expenses	108,636	149,244
Depreciation and amortization	50,254	48,846
General and administrative	12,303	16,292

Operating income (loss)	(20,344)	9,109
Interest expense	(21,739)	(15,789)
Other, net	(14)	(656)

Loss before income taxes	(42,097)	(7,336)
Income tax benefit	26,141	2,825

Loss from continuing operations	(15,956)	(4,511)
Loss from discontinued operation, net of taxes	—	(433)

Net Loss	$(15,956)	$(4,944)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended March 31, 2010
				Average Revenue per	Average Operating
	Operating Days	Available Days	Utilization (1)	Day (2)	Expense per Day (3)
Domestic Offshore	823	990	83.1%	$35,191	$39,547
International Offshore	527	869	60.6%	139,359	39,953
Inland	240	270	88.9%	19,796	21,174
Domestic Liftboats	1,727	3,420	50.5%	6,626	2,723
International Liftboats	1,174	2,160	54.4%	22,114	6,695

	Three Months Ended March 31, 2009
				Average Revenue per	Average Operating
	Operating Days	Available Days	Utilization (1)	Day (2)	Expense per Day (3)
Domestic Offshore	864	1,384	62.4%	$68,497	$39,316
International Offshore	795	847	93.9%	130,128	52,115
Inland	298	723	41.2%	43,332	28,028
Domestic Liftboats	2,439	3,870	63.0%	9,270	3,652
International Liftboats	918	1,710	53.7%	20,307	4,741

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $3.6 million and $3.8 million related to amortization of deferred mobilization revenue for the three months ended March 31, 2010 and 2009, respectively. Included in International Liftboats revenue is a total of $0.1 million related to amortization of deferred mobilization revenue for both the three months ended March 31, 2010 and 2009.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $0.2 million and $0.7 million related to amortization of deferred mobilization expenses for the three months ended March 31, 2010 and 2009, respectively. Included in International Liftboats operating expense is a total of $0.7 million related to amortization of deferred mobilization expenses for the three months ended March 31, 2010. There was no such operating expense for the three months ended March 31, 2009.